As filed with the Securities and Exchange Commission on October 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Baidu, Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

+86 (10) 5992-8888

(Address and telephone number of registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name, address, and telephone number of agent for service)

Copies to:

Herman Yu Chief Financial Officer Baidu, Inc. Baidu Campus No. 10 Shangdi 10th Street Haidian District, Beijing 100085 People’s Republic of China	Z. Julie Gao, Esq. Jonathan B. Stone, Esq. Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a) (2)(B) of the Securities Act

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered Proposed maximum aggregate price per unit Proposed maximum aggregate offering price Amount of registration fee(1)
Debt Securities(1)	—

(1)   The registrant is registering an indeterminate amount of debt securities for offer and sale from time to time at indeterminate offering prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of registration fees.

PROSPECTUS

Baidu, Inc.

Debt Securities

We may offer and sell debt securities from time to time. This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” in this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference in this prospectus before making a decision to invest in our securities.

We may offer and sell these debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our company,” “our” and “Baidu” refer to Baidu, Inc., its subsidiaries and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China; “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our reporting currency is RMB. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at a rate of RMB7.0651 to US$1.00, the exchange rate in effect as of June 30, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. On September 25, 2020, the exchange rate was RMB6.8220 to US$1.00.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our growth strategies;

•	our future business development, results of operations and financial condition;

•	our proposed use of proceeds from the sale of debt securities;

•	our ability to attract and retain users and customers and generate revenue and profit from our customers;

•	our ability to retain key personnel and attract new talent;

•	competition in the internet search and feed, online marketing and other businesses in which we engage;

•	the outcome of ongoing or any future litigation, including those relating to intellectual property rights; and

•

PRC governmental regulations and policies relating to the internet, internet search and feed, online marketing and the implementation of a corporate structure involving variable interest entities in China.

The forward-looking statements included in this prospectus, the documents incorporated by reference herein and any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We aim to make the complicated world simpler through technology. We strive to achieve this mission through our two-pillar strategy: strengthen our mobile foundation and lead in artificial intelligence (AI).

Our business currently consists of two segments, Baidu Core and iQIYI. Baidu Core primarily comprises (1) search plus feed, including Baidu App, short video products, and knowledge & information products, such as Baidu Knows, Baidu Wiki and Baidu Post, as well as our online marketing services, which we describe as our “mobile ecosystem,” and (2) new AI businesses, such as DuerOS (voice assistant and smart devices), Baidu Cloud (AI solutions and cloud services) and Apollo (autonomous driving and smart transportation). iQIYI is an innovative market-leading online entertainment service provider in China. iQIYI’s platform features highly popular original content as well as a comprehensive library of other professionally-produced content, professional user generated content and user-generated content.

Our operations are primarily conducted in China, and revenues are primarily generated from China.

Baidu Core – Mobile Ecosystem

Products and Services for Users

We aspire to provide the best experience to our users. To enrich user experience, we provide a broad range of products and services accessible through mobile devices, personal computers (PCs), and other smart devices. We offer search and other services on the Baidu platform that connect users to relevant information online, including web pages, news, images, documents, live streaming, short videos and other multimedia files, and services, through links provided on our website, apps, and skills store, as well as native-app like experiences via our Smart Mini Program.

Baidu App

Our flagship app enables users to access our search, feed, and other services through mobile devices. Baidu App offers twin-engine search-plus-feed functions that leverage our AI-powered algorithms and deep user insight to offer users a compelling experience. It features improved feed display, short videos, Smart Mini Programs, enhanced voice input, text to speech, and augmented reality search to better serve users of mobile devices. In June 2020, average DAUs of Baidu App reached 204 million, and in-app search queries grew 28% year-over-year in the second quarter of 2020.

Baidu Search. Users can access our search and other services through Baidu’s properties and Baidu Union partners’ properties. In addition to text inputs, our users can conduct AI-powered voice search and visual search. Voice search integrates speech recognition and search technologies to enhance the user experience by providing a more natural and convenient input modality. Visual search enables the use of smart phone cameras to capture images and retrieve related content and services on the web. For example, users can take a photo of a plant or a pet to identify the species. We also endeavor to improve the search experience, through other AI-powered products such as Top 1, to satisfy user queries with the first displayed search result, which we believe will be an important capability with the adoption of smart devices with smaller screens. In addition, we offer vertical search to our users, such as video search and online literature search.

Baidu Feed. Baidu Feed is a product within Baidu App that provides users with personalized timeline based on their demographics and interests. Baidu Feed complements our core search product, leverages Baidu AI recommendation algorithms and monetization platform, and contributes to user engagement and retention, including content sharing, likes, and comments. We also provide text-to-speech function for feeds to help users get hands free.

Short Video Apps

Haokan. Haokan is a short video app, offering a wide variety of user generated and professionally produced short videos, usually several minutes long, in coordination with multiple channel networks (MCNs). Haokan allows users to upload, view, search, rate, share, favorite, comment, and follow. Video content creators and curators can distribute their content to build a fan base and receive revenue share for their content contribution.

Quanmin. Quanmin is a flash video app for users to create and share short videos, usually less than one minute long, and live videos with entertainment orientation, such as musical, dance, comedy, acting, and lip-sync. Users can shoot or upload flash videos and edit them with built-in special effects, filters, and stickers. Contents are distributed in personalized timeline powered by Baidu AI recommendation algorithms.

Knowledge-and-Information Centric Products

Baidu Knows. Baidu Knows is a question-and-answer community where questions are asked, answered, and organized by our users. The answers posted on Baidu Knows are generated by our users, professionals, enterprises, and governmental agencies. Baidu Knows also leverages Baidu’s search capabilities to help users find answers to their questions on the web fast and efficiently, and at the same time, various partners of Baidu Knows can reach their target users accurately.

Baidu Wiki. Baidu Wiki is a wiki, compiled by experts in specialized fields, featuring high-quality columns, such as Encyclopedia of Intangible Cultural Heritage, Digital Museum and Recorder of History, as well as a complete video-based knowledge source.

Baidu Healthcare Wiki. Baidu Healthcare Wiki offers healthcare and wellness information from authoritative and professional sources in text, video, picture, and Q&A formats.

Baidu Wenku. Baidu Wenku hosts a library of digital documents, covering a wide range of content, such as education, architecture, law, internet, and finance, shared in forms such as academic papers and PowerPoint presentations by professionals, enterprises, institutions, and other users. Combined with Baidu Search’s capabilities, Baidu Wenku serves as an abundant resource to help users obtain high-quality study content and knowledge and information in a variety of topics efficiently.

Baidu Scholar. Baidu Scholar is an academic search engine that provides literature retrieval functionality from massive Chinese and English academic resources including various academic journals and conference papers. Baidu Scholar also provides research tools such as plagiarism detection and journal search, and helps scholars efficiently find scholarly literature relevant to their academic topics.

Baidu Experience. Baidu Experience is an online platform where users share daily knowledge and experience. At the aim of providing practical and high efficiency solutions, Baidu Experience covers multiple fields such as software, lifestyle tips, and games, etc.

Baidu Post. Baidu Post is a social media built on topical online communities. Users can post text, image, audio, and video content and reply to original curation, forming valuable discussion groups. Baidu Post draws new users through close integration with search and user generated content, and has been a popular platform for celebrity fans, online game players, and online novel readers to build communities for topical discussions, especially about current cultural trends.

Other User Products

Baidu Maps. Baidu Maps is a platform providing users with travel-related services including intelligent point-of-interest search, route planning, precise navigation, and real-time traffic condition information. Baidu

Maps, as a new generation of AI map, supports voice interactions in a full spectrum of scenarios through its voice assistant, which allows users to customize the voice. Baidu Maps also provides professional and stable map services to business partners across different sectors.

Baidu Input Method Editor (Baidu IME). Baidu IME is a Chinese-language mobile keyboard that utilizes Baidu AI to improve input accuracy, remember corrections, and offer a customized dictionary of new or uncommon words. Baidu IME supports advanced functions such as extended voice input, smart punctuation recommendation, voice message translation, voice modification, and contextual speech detection. Baidu IME AI version was launched in 2019 with features including mixed voice input in Mandarin and other Chinese dialects with English, real-time translation and augmented reality Emoji.

Overseas Products. We offer a series of products and services in overseas markets, including popIn (ad recommendation platform), MediaGo (ad network platform), Simeji (leading mobile keyboard in Japan), and Facemoji (Simeji’s international edition).

Products and Services for Customers

Online Marketing Services

We deliver online marketing services to a diverse customer base consisting of small and medium-sized enterprises (SMEs), large domestic businesses, and multinational companies across industries and geographical locations. The defined industries in which our customers operate include healthcare, education, retail/e-commerce, online game services, personal care, franchising, financial services, real estate, and home furnishing sectors, and business services. Although our customers are located across China, we have a more active and larger customer base in the coastal regions, reflecting the current economic demographics in China.

Our online marketing services enable the delivery of comprehensive, rich, and diversified marketing offerings to fulfill customer needs. We have made continuous improvements to the marketing services on our platform, including the following initiatives:

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Video ads: We promoted the monetization of our video traffic in 2019, using diversified monetization products such as live streaming and short videos, equipped with video creative production tools, to provide our customers with a richer and more effective brand communication medium.

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oCPX: oCPX provides our marketing customers with more options for lead generation. It enables our customers to bid for online marketing services based on pre-defined results other than on a cost-per-click basis, such as on a cost-per-impression, cost-per-action, or cost-per-view basis.

•	Action ads: Action ads comes in a wide range of ad formats, including click-to-call, click-to-chat, click-to-download, and click-to-buy, to help marketing customers achieve better conversion.

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Consumer relationship management (CRM): By combining marketing automation and sales force automation functionalities, our CRM service allows customers to effectively qualify and nurture marketing-generated leads from consumers on our platform to further convert them into orders and increase the return of the ad spending.

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Hosted marketing platform: Our hosted marketing platform integrates our CRM with our “one-stop-shop” media purchase platform to allow our customers to purchase brand and performance-based marketing services, build audience and user engagement, generate leads, and maintain relationships with users, leveraging tools and services powered by Baidu AI. Our hosted marketing platform helps us better understand our customers’ needs and enable our customers to leverage Baidu’s AI to simplify their marketing process and improve the effectiveness of their marketing efforts.

Online marketing services include P4P (pay for performance) services and others. Typically, a P4P customer pays us when users click on one of its website links on Baidu Search or Baidu Feed or Baidu Union partners’ properties, while a non-P4P customer pays us based on the duration of the placement on Baidu Search or Baidu Feed.

P4P. Our auction-based P4P services allow customers to bid for priority placement of paid sponsored links and reach users who search for information related to their products or services. Customers may choose to purchase search, feed and other online marketing services and have the option to set daily allowances target users by geography in China and specify the time period for their campaign. As our partners adopt Smart Mini Programs and Managed Pages, some of them have begun to use these properties as their landing pages, in lieu of their websites.

Search marketing services are mainly provided to customers through our proprietary online marketing system which drives monetization efficiency by improving relevance in paid search and optimizing value for our customers.

Feed marketing services usually comprise image-based or video-based advertising, appearing between the feed headlines or within the feed content. It is powered by Baidu AI in order to better match goods and services providers with their targeted audience while optimizing user experience.

Others. Our other marketing services comprise display-based marketing services and other online marketing services based on performance criteria other than cost per click (CPC). Customers can choose different mix of our service offerings to optimize their ROI. BrandZone allows customers to display integrated text, logo, image, and video in a structured and uniform manner on a prominent position of the search result page or in vertical search products, such as Baidu Knows. Programmatic marketing platform supports the placement of advertisement using standard, intelligent, or customized creativity, different purchasing methods (guaranteed delivery or real time bidding), and multiple payment methods.

Products and Services for Partners

We attract numerous business partners, which help create opportunities for us to work with them in research and development and other business cooperations and establish long term business relationships.

Baidu Union. Baidu Union consists of a large number of third-party websites and mobile apps. We match our customers’ promotional links to the properties of Baidu Union partners. Some Baidu Union partners also embed our products and services onto their properties. We allow Baidu Union partners to provide high-quality, relevant search results to their users without incurring the cost of development and maintenance for advanced search capabilities and monetize their traffic through revenue sharing arrangements with us. Baidu Union partners may use our content recommendation system to provide feed content and ads to their users.

Baijiahao (BJH Accounts). Our publisher network of BJH Accounts aggregates news articles, photos, short videos, live videos, and augmented reality clips from MCNs, media outlets, and other professional sources for distribution through our search, feed, and short video products.

Smart Mini Program. Smart Mini Programs are applets developed by our partners to share their content and services in Baidu App with native-app like experience. The number of smart phones sold in China is on a decline and app installation costs have been rising, causing app developers to take interest in offering their content and services through Baidu App. Smart Mini Program has become increasingly popular, as users can now search for content and services that were historically only available in apps, and saves users from having to download and maintain so many apps on their phones. Smart Mini Program was launched in July 2018, and its monthly active users reached 339 million in June 2020.

Managed Page. Managed Page is an alternative for HTML site owners to use as the landing page for search results. Mobile site owners no longer need to purchase server, software, and bandwidth to maintain a web presence. Instead, they can open an account on Baidu’s platform, use leverage our tools, services and AI to more efficiently reach and engage with users. Managed Page comes with industry-specific solutions and is designed to provide users with more reliable and secure information.

Baidu Core – New AI Businesses

Our new AI businesses comprise new business initiatives, including DuerOS (voice assistant and smart devices), Baidu Cloud (AI solutions and cloud services), and Apollo (autonomous driving and smart transportation). These businesses leverage Baidu AI on Baidu Brain, our internally developed AI platform.

DuerOS. DuerOS is a leading voice assistant for the Chinese language, which is installed on Xiaodu smart home devices, smart phones, smart earphones, children smart watches and story machines. With over 4,000 skills in wide-ranging genres, including children’s stories, education, fitness and online games, the DuerOS skills store empowers Xiaodu smart devices to offer so much more beyond listening to music and watching videos, such as stories, short video and live streaming. Xiaodu smart display with upgraded DuerOS enables hand gesture control and full-duplex continued conversation (multi-round conversation without wake words) through eye gesture detection.

Baidu Cloud. Baidu Cloud primarily provides AI solutions, cloud infrastructure, and other services to enterprises and individuals. Our goal is to offer a comprehensive set of products, services, and tools to enable enterprises and individuals to improve productivity and operational efficiency through the use of Baidu AI and cloud infrastructure. Baidu Cloud offers industry-specific AI solutions, serving sectors, including financial services, media, industrial goods, education, consumer goods, and telecommunications, while supporting our internal needs. We also offer Baidu Drive, which allows users to store and retrieve photos, videos, and other files on Baidu Cloud, along with other capabilities, such as group share and data transfer.

Apollo. Apollo is a leader in autonomous driving in China with over 200 partners, including original equipment manufacturers (OEMs), Tier-1 parts suppliers and hardware providers. Apollo supports third-party development through Apollo open platform, as well as the beginning of commercialization of autonomous driving and smart transportation. Apollo offers V2X solutions, the infrastructure backbone to smart transportation, to cities in China to help them improve municipal traffic condition, air pollution and road safety, using Baidu AI technology. In September 2019, Apollo’s first robotaxi pilot program, leveraging Apollo’s V2X solution, was made available to the public in Changsha, Hunan, with an initial fleet of 45 autonomous driving vehicles. The Apollo robotaxi operations in Beijing, Changsha and Cangzhou have expanded into larger networks and more complex road conditions, such as downtown streets.

iQIYI

iQIYI is an innovative market-leading online entertainment service provider in China.

Products and Services

iQIYI produces, aggregates, and distributes a wide variety of professionally produced content (PPC), as well as a broad spectrum of other video content in a variety of formats.

PPC. iQIYI’s PPC mainly includes original content and licensed content.

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Original content. iQIYI’s original content includes high quality content produced in-house and those produced in collaboration with third-parties. iQIYI obtains the intellectual property rights through production, adaptation, or purchase from third parties, while the partners, typically established entertainment production companies, are responsible for content development and production. iQIYI maintains a high degree of control during the content development and production process.

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Licensed content. iQIYI provides users with a curated selection of high-quality PPC from third parties. iQIYI licenses video content typically at fixed rates for a specified term, and pay licensing fees generally in installments upon signing of the contacts and during the licenses period. iQIYI also exchanges rights to distribute licensed content with other internet video streaming services to enrich our content library. In certain cases, iQIYI has the right of first refusal to purchase new content produced by the licensor.

Other Video Content. iQIYI offers a broad base of other video content with all kinds of genres, formats, and lengths of duration, such as internet movies and dramas, mini variety shows and animations, interactive videos, vertical or horizontal videos, as well as grassroots or influencer uploaded videos, edited video clips, and video blogs, or Vlogs, among others. iQIYI’s other video content expands its library and allows it to capture a broader user base, drive user engagement and enhance user stickiness.

Monetization

Membership Services. iQIYI’s membership services generally provide subscribing members with superior entertainment experience that is embodied in various membership privileges. Subscribing members have access to a large collection of VIP-only content comprising drama series, movies, animations, and cartoons, among others, and have earlier access to certain content aired on the iQIYI platform. Membership privileges generally include substantially ad-free streaming, 1080P or 4K high-definition video, enhanced audio experience, accelerated downloads and others. Subscribing member privileges also include coupons and discounts on paid on-demand films, as well as special privilege in offline events, such as exclusive access to live concerts. The number of subscribing members increased 22.3% from 87.4 million as of December 31, 2018 to 106.9 million as of December 31, 2019. Excluding individuals with trial memberships, the number of subscribing members increased by 22.7% from 86.1 million as of December 31, 2018 to 105.7 million as of December 31, 2019. As of June 30, 2020, the number of total subscribing members was 104.9 million.

Online Advertising. The prices of iQIYI’s advertising services depend upon various factors, including form and size of the advertising, level of sponsorship, popularity of the content or event in which the advertisements will be placed, and specific targeting requirements. Prices for the brand advertising service purchased by each advertiser or advertising agency are fixed under sales contracts.

Technology and People

Technology and people are critical to our long-term success.

Technology

We focus on technology and innovation. To stay at the forefront of the internet industry and to achieve long-term growth and success, we invest heavily in research and development. We established several research labs in China and the United States to enhance our research and development capabilities, and to focus on efficient data analysis, robotics, and other areas.

We have developed a proprietary technological infrastructure which consists of technologies for AI, search, P4P, and large-scale systems. Our established infrastructure serves as the backbone for our mobile, PC, and AI platforms.

AI. We have been investing in AI for a number of years, particularly in the areas of natural language processing, knowledge graph, user understanding, speech technology, computer vision, augmented reality, data science, and deep learning technology. Baidu AI powers our core businesses, including search and feed, DuerOS, Baidu Cloud, and Apollo. Through Baidu AI Open Platform, we have opened up Baidu AI capabilities to third-party developers and provided them with tool kits on Baidu Cloud. We are also exploring ways to apply AI technologies and accelerate the commercialization of AI products and services, including chips, knowledge graph, computer vision, speech, natural language processing, and deep learning platform.

Search Technology. Our search is powered by a set of industry-leading technologies, including search ranking system, video search, multimodal search, web crawling, natural language processing, extraction and analysis of behavioral information of mobile internet users, and Top 1 search.

P4P Technology. Our P4P platform serves billions of relevant, targeted sponsored links each day based on search terms users enter or content they view on the web page. Our key P4P technology includes P4P auction system, Phoenix Nest (an online marketing platform using an enhanced algorithm), attention-based technology, content auto-generation technology, and others.

Large-Scale Systems and Technologies. We have developed various large-scale systems and technologies, including (i) an automated management platform for large size clusters, (ii) an efficient, distributed, and structured storage system to support Baidu Core products and services, (iii) a comprehensive set of ultra-large scale distributed computer system that increases the utility rate of idle resources, and (iv) our indexing technology supports billions of daily search requests on over tens of thousands of servers located across multiple internet data centers.

People

We have a visionary and experienced management team. Under their leadership, we have developed a strong company culture that encourages innovation, continuous self-improvement, and strong commitment to providing the best experience to our users and customers. As a leading technology company, we believe it is imperative to value our employees and provide abundant opportunities for training, responsibility, and career advancement in our organization

Revenue, Profit, and Cash Flow

Our total revenues in 2019 were RMB107.4 billion, representing a 5% increase over our total revenues in 2018. Our operating profit in 2019 was RMB6.3 billion, representing a 59% decrease from our operating profit in 2018. Our net income attributable to Baidu, Inc. in 2019 was RMB2.1 billion, compared to RMB27.6 billion in 2018. Our total revenues for the six months ended June 30, 2020 were RMB48.6 billion (US$6.9 billion), representing a 4% decrease from our total revenues for the six months ended June 30, 2019. Our operating profit for the six months ended June 30, 2020 were RMB3.2 billion (US$454 million), compared to operating loss of RMB703 million for the six months ended June 30, 2019. Our net income attributable to Baidu, Inc. for the six months ended June 30, 2020 were RMB3.6 billion (US$513 million), representing increases of 74% from the corresponding period in 2019. For the six months ended June 30, 2020, we generated RMB10.4 billion (US$1.5 billion) net cash from operating activities, compared to RMB8.6 billion for the six months ended June 30, 2019. Starting from January 1, 2020, we adopted ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”), using a prospective transition method. For the six months ended June 30, 2020, cash outflows for the costs incurred to acquired licensed content copyrights are reported as operating cash outflows in our condensed consolidated statement of cash flows whereas they were reported as investing cash outflows prior to the adoption of ASU 2019-02. As of June 30, 2020, we held a total of RMB154.1 billion (US$21.8 billion) in cash, cash equivalents, restricted cash, and short-term investments.

Recent Developments

Share Repurchase Program. Our board of directors authorized a share repurchase program in May 2020, and subsequently amended it in August 2020. Under the share repurchase program, we may repurchase up to US$3.0 billion of our shares, effective through December 31, 2022. Our proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations. As of September 30, 2020, we have repurchased our American depositary shares (ADSs) for approximately US$1.1 billion under the share repurchase program.

Senior Unsecured Notes Offering. In April 2020, we issued an aggregate of US$1.0 billion senior unsecured notes in two tranches, including US$600 million 3.075% notes due 2025 and US$400 million 3.425% notes due 2030. The notes have been registered under the Securities Act of 1933, as amended, or the Securities

Act, and are listed on the Singapore Stock Exchange, or SGX-ST. The net proceeds from the offering of the notes have been used to repay existing indebtedness and for general corporate purposes. We are not subject to any financial covenants or other significant restrictions under the notes.

Financing for Smart Living Business. In September 2020, we entered into definitive agreements for Series A financing of our smart living business, or Smart Living Group (“SLG”), at a post-money valuation of approximately RMB20 billion (US$2.9 billion), with investors including CPE, Baidu Capital and IDG Capital. SLG operates DuerOS voice assistant and DuerOS-powered smart devices. The transaction is subject to certain closing conditions and is expected to be completed in the fourth quarter of 2020. Upon the completion of the Transaction, we expect to continue to consolidate the financial results of SLG, as a majority shareholder.

Corporate Information

We were incorporated in the Cayman Islands in January 2000. We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our websites and provide certain services. Our American depositary shares, ten of which represent one Class A ordinary share, par value US$0.00005 per share, of our company, currently trade on the Nasdaq Global Select Market under the symbol “BIDU.”

Our principal executive offices are located at Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, People’s Republic of China. Our telephone number at this address is +86 (10) 5992-8888. We have appointed C T Corporation System, which is located at 28 Liberty Street, New York, NY 10005, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States with an offering of securities registered by the registration statement of which this prospectus is a part. Our corporate website is www.baidu.com. Information appearing on our website is not incorporated by reference into this prospectus or the accompanying prospectus.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020. See “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Before you decide to buy our debt securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Risks Related to Our Business

We have been and may again be subject to legal proceedings, claims and investigations in the ordinary course of business and could be adversely impacted by unfavorable results of legal proceedings and investigations.

We are subject to various legal proceedings, claims and government investigations that have arisen in the ordinary course of business and have not yet been fully resolved, and new legal proceedings, claims and investigations may arise in the future. In addition, agreements entered into by us sometimes include indemnification provisions which may subject us to costs and damages in the event of a claim against an indemnified third party. The existence of litigation, claims, investigations and proceedings may harm our reputation, business and adversely affect the trading price of our ADSs. In 2020, our subsidiary iQIYI and certain of its current and former directors and officers were involved in an SEC investigation and several federal punitive securities litigations. Also in 2020, we and certain of our current officers were named as defendants in three federal putative securities class actions. See “Certain Financial Data—Legal Proceedings.” Regardless of the merit of particular claims, legal proceedings and investigations may result in reputational harm, be expensive, time consuming, disruptive to our operations and distracting to management. In the event we do not prevail or we enter into settlement arrangements in any of these proceedings or investigations, we may incur significant expenses which may materially adversely affect our results of operations.

The outcome of legal proceedings and investigations is inherently uncertain. If one or more legal matters were resolved against us or an indemnified third party in a reporting period for amounts in excess of management’s expectations, our financial condition and operating results for that reporting period could be materially adversely affected. Further, such an outcome could result in significant compensatory, punitive or trebled monetary damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief against us that could materially adversely affect our financial condition and operating results.

In addition to the content developed and posted on our platform by ourselves, our users are free to post information on Baidu Post, Baidu Knows, Baidu Wiki, Baidu Wenku and other sections of our platform, our content providers may provide content through Baijiahao platform and our P4P customers may create text-based descriptions, image descriptions and other phrases to be used as text, images or keywords in our search listings, and users can also use our personal cloud computing service to upload, store and share documents, images, audio and videos on our cloud servers. We have been and may continue to be subject to claims and investigations for intellectual property ownership and infringement, defamation, negligence or other legal theories based on the content found on our platform, the results in our paid search listings or our other products and services, which, with or without merit, may result in diversion of management attention and financial resources and negative publicity for our brand and reputation. In November 2018, an individual, together with his related company, filed a complaint alleging acts of defamation and libel, commercial disparagement, tortious inference with prospective business relations, intentional infliction of emotional distress and civil conspiracy against, among others, us and Robin Yanhong Li in his capacity as our chairman and chief executive officer in the Supreme Court of New York. The complaint alleged, among other things, that the defendants published articles containing false and defamatory statements concerning the plaintiffs, and sought damages in an aggregate amount of US$11 billion, including purported punitive damages of US$10 billion. Defendants moved the complaint to the U.S. District Court for the Eastern District of New York and filed motions to dismiss the complaint. The plaintiff voluntarily dismissed that complaint, and then added us and Mr. Li as defendants to an amended complaint in a separate lawsuit involving substantially similar claims against numerous other parties, that was then-pending in the Supreme Court of New York (the “Second State Court Lawsuit”). We filed motions to dismiss that complaint, which were not opposed. The plaintiff filed a notice of voluntary discontinuance of the complaint in the Second State Court Lawsuit, and subsequently filed a nearly identical complaint in the U.S. District Court for the Eastern District of New York. In January 2020, the U.S. District Court for the Eastern District of New York dismissed that complaint in its entirety with prejudice, and the time for plaintiff to appeal that dismissal has expired. In February 2020, the Supreme Court of New York granted defendants’ motions to discontinue the Second State Court Lawsuit with prejudice. No appeal of that order has been filed as of the date of this disclosure. We believe these claims to be without merit and intend to continue to defend ourselves vigorously. See “Item 8.A. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020. Furthermore, if the content posted on our platform or found, stored or shared through our other products and services contains information that government authorities find objectionable, our platform or relevant products or services may be shut down and we may be subject to other penalties. See “—Risks Related to Doing Business in China—Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and subject us to liability for information displayed on or linked to our platform and negative publicity in international media” of our annual report on Form 20-F for our fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020.

We have been, and may again in the future be, subject to claims, investigations or negative publicity based on the results in our paid search listings. Claims have been filed against us after we allowed certain customers to register keywords containing trademarks, trade names or brand names owned by others and displayed links to such customers’ websites in our paid search listings. While we maintain a database of certain well-known trademarks and continually update our system algorithms and functions to guard against customers keywords containing the well-known trademarks that are owned by others, it is not possible for us to completely prevent our customers from bidding on keywords that contain trademarks, trade names or brand names owned by others. There has been negative publicity about fraudulent information in our paid search listings. Although we have been continually enhancing our technology, control and oversight to prevent fraudulent websites, web pages and information from appearing in our paid search listings, there is no guarantee that the measures we have taken are effective at all times. Claims, investigations and negative publicity based on the results in our paid search listings, regardless of their merit, may divert management attention, severely disrupt our operations, adversely affect our results of operations and harm our reputation.

Risks Related to Doing Business in the People’s Republic of China

Our auditor of the consolidated financial statements included in our annual report on Form 20-F filed with the SEC, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, or PCAOB, and consequently, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ADSs.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulation Commission, or the CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the Ministry of

Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions the SEC and the PCAOB will take to address the problem. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work papers and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. After this transition period, if currently listed companies were unable to meet the enhanced listing standards, then they would become subject to securities exchange rules and processes that could lead to possible de-listing if not cured. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman Jay Clayton had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals.

Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021, which contains provisions comparable to the Kennedy Bill. If either of these bills is enacted into law, it would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. Enactment of any of the foregoing legislation and proposals or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations or proposals will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” beginning on page 38, for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including repayment of certain existing indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture, except as permitted by the terms of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as the debt securities of that series issued hereunder unless the additional debt securities are fungible with such debt securities for U.S. federal income tax purposes. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

You may exchange or transfer your registered debt securities at the office of the registrar. The Bank of New York Mellon acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also register transfers of the registered debt securities. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the paying agent’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the paying agent’s specified office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i)

in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii)

in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)

in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)

in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi)

to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)

in respect of any such Taxes withheld or deducted from any payment under or with respect to any debt security where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECONFIN Council meeting of November 26-27, 2000 on the taxation of saving income or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(viii)	any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent may rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or expense reasonably incurred without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became such pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of an independent legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it.

Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i)	change the Stated Maturity of any debt security;

(ii)	reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii)	change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv)	change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v)	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi)	impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii)	reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

(viii)

reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix)	modify the provisions of the indenture with respect to modification and waiver;

(x)

amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi)

reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i)

cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii)

evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii)	comply with the rules of any applicable depositary;

(iv)	secure any series of debt securities;

(v)

add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi)	make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii)

evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii)

conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix)

make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x)

change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi)	make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii)	add guarantors or co-obligors with respect to any series of debt securities; and

(xiii)

establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i)

any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, the Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

(ii)

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)

we have delivered to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i)	failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment;

(ii)	failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii)	we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv)

we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then;

(v)

(1) there occurs with respect to any of our indebtedness, whether such indebtedness or indebtedness of any of our Principal Controlled Entities, now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (2) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi)

one or more final judgments or orders for the payment of money are rendered against us or any of our Principal Controlled Entities and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii)

the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii)

the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any

substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix)

the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x)	any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of that series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may, and the trustee, upon instructions from holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding and subject to receipt of pre-funding, security and/or indemnity to its satisfaction, shall declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our Principal Controlled Entities or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)

the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)

our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)

we must deliver to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)	either:

(a)

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)

no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of independent legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability. Pursuant to the indenture, The Bank of New York Mellon will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 240 Greenwich Street, New York, New York 10286, United States, Attention: Global Corporate Trust—Baidu, Inc.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Bank of New York Mellon in its various capacities assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party referenced in this prospectus or any prospectus supplement or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed C T Corporation System as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means Baidu, Inc.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities.

(i)	as to which one or more of the following conditions is/are satisfied:

(a)

its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 5% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)

if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)

if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)

to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Non-listed Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity,” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and the applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among others:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•

you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•

the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	upon request by holders, in case that an event of default with respect to the debt securities of the applicable series has occurred and is continuing.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed C T Corporation System, which is located at 28 Liberty Street, New York, NY 10005, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Maples and Calder (Hong Kong) LLP has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction; (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (3) is final; (4) is not in respect of taxes, a fine or a penalty; and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States or the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC, respectively, in civil and commercial matters.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Baidu, Inc. appearing in Baidu, Inc.’s annual report on Form 20-F for the year ended December 31, 2019, and the effectiveness of Baidu, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov and our website at http://ir.baidu.com/investor-overview.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019, originally filed with the SEC on March 13, 2020 (File No. 000-51469);

•	our current report on Form 6-K, originally furnished to the SEC on April 7, 2020 (File No. 000-51469);

•	our current report on Form 6-K, originally furnished to the SEC on October 5, 2020 (File No. 000-51469);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

IR Department

Baidu, Inc.

Baidu Campus

No. 10, Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 (10) 5992-8888

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors from and against all actions, proceedings, costs, charges, losses, damages and expenses which they may incur by reason of any act done or omitted in the execution of their duty in their respective offices, except such as they shall incur by their own willful neglect or default.

The form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Pursuant to the indemnification agreements between us and our directors and officers, the form of which was filed as Exhibit 10.3 to our registration statement on Form F-1 (File No. 333-126534) that was filed with the SEC on July 12, 2005, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

ITEM 9. EXHIBITS

The exhibits to this registration statement are listed in the Index to Exhibits below.

ITEM 10. UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, including that a security rating for the Notes meeting the requirements of Form F-3 will be assigned by the time of sale, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on October 5, 2020.

BAIDU, INC.

By:	/s/ Robin Yanhong Li
Name: Robin Yanhong Li
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robin Yanhong Li as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on October 5, 2020.

Signature	Title

/s/ Robin Yanhong Li Robin Yanhong Li	Chairman of Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Herman Yu Herman Yu	Chief Financial Officer (principal financial and accounting officer)

/s/ James Ding James Ding	Director

/s/ Brent Callinicos Brent Callinicos	Director

/s/ Yuanqing Yang Yuanqing Yang	Director

/s/ Jixun Foo Jixun Foo	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Baidu, Inc., has signed this registration statement in Newark, Delaware on October 5, 2020.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

4.1	Indenture Dated as of November 28, 2012 Between Baidu, Inc. and The Bank of New York Mellon (incorporated by reference in this registration statement to Exhibit 4.1 to the current report on Form 6-K furnished to the Securities and Exchange Commission on November 28, 2012 (File No. 000-51469)).

4.2	Form of Debt Security (included in Exhibit 4.1).

5.1†	Opinion of Maples and Calder (Hong Kong) LLP.

5.2†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1†	Consent of Ernst & Young Hua Ming LLP.

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1).

23.3†	Consent of Han Kun Law Offices.

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (included as part of signature page to this registration statement).

25.1†	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference in this registration statement.
†	Filed with this registration statement.